www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER RESULTS
~ Earnings per Share Increased 12.9% to $0.35 vs. $0.31 ~
~ Sales Increased 9.0% to $1.18 Billion ~
~ Company Reiterates Fiscal 2014 Outlook ~

Brentwood, Tennessee, April 23, 2014 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its first fiscal quarter ended March 29, 2014.

First Quarter Results
Net sales increased 9.0% to $1.18 billion from $1.09 billion in the prior year’s first quarter. Comparable store sales increased 2.2% versus a 0.5% increase in the prior year period. The increase in comparable store sales was driven by key consumable, usable and edible (C.U.E.) products, principally animal- and pet-related merchandise and winter seasonal merchandise, most notably in the heating category, due to the extended cold weather. These increases were partially offset by the negative impact to sales from deflation and weaker sales of spring seasonal merchandise.

Gross profit increased 12.5% to $396.2 million from $352.1 million in the prior year’s first quarter. As a percent of sales, gross margin increased 110 basis points to 33.5%. The primary contributors to the increase were solid retail price management in C.U.E. products through this deflationary quarter and strong sell-through of winter goods due to the cold weather, resulting in fewer markdowns.

Selling, general and administrative expenses, including depreciation and amortization, increased to 26.8% of sales compared to 26.1% of sales in the prior year’s first quarter. The increase as a percent of sales was primarily attributable to higher occupancy and store-level costs directly related to the extreme cold weather for items such as utilities, snow removal, and building repair, as well as increased distribution center costs.

Net income for the quarter increased 10.9% to $48.8 million from $44.0 million and diluted earnings per share increased 12.9% to $0.35 from $0.31 in the first quarter of the prior year.

The Company opened 32 new stores in the first quarter compared to 22 new store openings in the prior year’s first quarter. This included the Company’s 1,300th store, which is located in Bullhead City, Arizona.

Greg Sandfort, President and Chief Executive Officer, stated, “We are pleased with our overall first quarter results, which we believe demonstrate the underlying strength of our core business and our ability to manage through challenging weather conditions. Despite the late arrival of spring, our comparable store transaction count increased a strong 4.4% and we continued to gain market share by offering our customers a one-stop shop for their everyday basic needs. Our teams continue to work diligently to adjust timing of shipments, depth of inventory and marketing cadence by region to insure we are well-positioned to capitalize on the spring selling season as temperatures normalize.”

Fiscal 2014 Outlook
The Company is reiterating all components of its fiscal 2014 outlook. For fiscal 2014, net sales are anticipated to range between $5.62 billion and $5.70 billion, with comparable store sales expected to increase 2.5% to 4.0%. The Company projects fiscal 2014 full year net income to range from $2.54 to $2.62 per diluted share. For the full year, the Company expects capital expenditures to range between $240 million and $250 million, including spending to support 102 to 106 new store openings and construction of the new Store Support Center to open in 2014.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through May 7, 2014.

About Tractor Supply Company
At March 29, 2014, Tractor Supply Company operated 1,308 stores in 48 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations, capital expenditures and new store openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure or develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 29, 2014		March 30, 2013

		% of		% of
		Sales		Sales
Net sales	$1,183,680	100.0%	$1,085,838	100.0%
Cost of merchandise sold	787,461	66.5	733,747	67.6
Gross profit	396,219	33.5	352,091	32.4

Selling, general and administrative expenses	290,270	24.5	261,469	24.0
Depreciation and amortization	27,220	2.3	22,699	2.1

Operating income	78,729	6.7	67,923	6.3
Interest expense, net	454	0.1	179	—

Income before income taxes	78,275	6.6	67,744	6.3
Income tax expense	29,466	2.5	23,738	2.2
Net income	$48,809	4.1%	$44,006	4.1%

Net income per share:
Basic	$0.35		$0.32
Diluted	$0.35		$0.31

Weighted average shares outstanding:
Basic	139,118		138,896
Diluted	141,032		141,610

Dividends declared per common share outstanding	$0.13		$0.10

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 29, 2014	March 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$47,789	$57,022
Restricted cash	—	8,400
Inventories	1,225,232	1,142,900
Prepaid expenses and other current assets	47,154	51,855
Deferred income taxes	19,963	7,214
Total current assets	1,340,138	1,267,391

Property and equipment:
Land	74,398	64,141
Buildings and improvements	594,150	522,280
Furniture, fixtures and equipment	418,473	356,730
Computer software and hardware	147,803	119,276
Construction in progress	74,867	61,801
	1,309,691	1,124,228
Accumulated depreciation and amortization	(629,998)	(540,934)
Property and equipment, net	679,693	583,294

Goodwill	10,258	10,258
Deferred income taxes	7,351	3,696
Other assets	18,952	16,689

Total assets	$2,056,392	$1,881,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$477,508	$476,043
Accrued employee compensation	6,696	9,107
Other accrued expenses	138,696	135,192
Current portion of capital lease obligations	42	39
Income taxes payable	22,481	3,749
Total current liabilities	645,423	624,130

Revolving credit loan	80,000	105,000
Capital lease obligations, less current maturities	1,190	1,233
Deferred rent	77,386	76,205
Other long-term liabilities	47,836	44,534
Total liabilities	851,835	851,102

Stockholders’ equity:
Common stock	1,333	1,315
Additional paid-in capital	464,058	386,136
Treasury stock	(923,043)	(759,035)
Retained earnings	1,662,209	1,401,810
Total stockholders’ equity	1,204,557	1,030,226

Total liabilities and stockholders’ equity	$2,056,392	$1,881,328

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 29, 2014	March 30, 2013
Cash flows from operating activities:
Net income	$48,809	$44,006
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	27,220	22,699
Gain on disposition of property and equipment	(57)	(156)
Stock compensation expense	3,941	3,397
Excess tax benefit of stock options exercised	(1,690)	(11,993)
Deferred income taxes	2,616	10,711
Change in assets and liabilities:
Inventories	(245,924)	(234,784)
Prepaid expenses and other current assets	10,205	(47)
Accounts payable	161,021	155,651
Accrued employee compensation	(43,877)	(39,293)
Other accrued expenses	(17,016)	(14,296)
Income taxes payable	14,747	(27,617)
Other	1,929	(3,577)
Net cash used in operating activities	(38,076)	(95,299)
Cash flows from investing activities:
Capital expenditures	(41,863)	(49,335)
Proceeds from sale of property and equipment	82	185
Net cash used in investing activities	(41,781)	(49,150)
Cash flows from financing activities:
Borrowings under revolving credit agreement	80,000	125,000
Repayments under revolving credit agreement	—	(20,000)
Excess tax benefit of stock options exercised	1,690	11,993
Principal payments under capital lease obligations	(10)	(8)
Repurchase of shares to satisfy tax obligations	(1,211)	(3,942)
Repurchase of common stock	(84,455)	(49,863)
Net proceeds from issuance of common stock	6,972	13,590
Cash dividends paid to stockholders	(18,083)	(13,929)
Net cash (used in) provided by financing activities	(15,097)	62,841
Net decrease in cash and cash equivalents	(94,954)	(81,608)
Cash and cash equivalents at beginning of period	142,743	138,630
Cash and cash equivalents at end of period	$47,789	$57,022

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$172	$148
Income taxes	11,994	41,650
Non-cash accruals for construction in progress	8,355	17,515

Selected Financial and Operating Information
(Unaudited)

	FIRST QUARTER ENDED
	March 29, 2014	March 30, 2013
Sales Information:
Comparable store sales increase	2.2%	0.5%
New store sales (% of total sales)	6.2%	5.7%
Average transaction value	$41.59	$42.39

Comparable store average transaction value decrease	(2.1)%	(1.7)%
Comparable store average transaction count increase	4.4%	2.2%
Total selling square footage (000’s)	20,978	19,205

Store Count Information:
Beginning of period	1,276	1,176
New stores opened	32	22
Stores closed	—	(1)
End of period	1,308	1,197

Pre-opening costs (000’s)	$2,270	$1,523

Balance Sheet Information:
Average inventory per store (000’s) (a)	$881.4	$887.0
Inventory turns (annualized)	3.01	3.00
Share repurchase program:
Cost (000’s)	$84,455	$49,863
Average purchase price per share	$66.93	$47.72

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$20.0	$12.3
Corporate and other	10.1	1.0
Information technology	6.5	11.0
Existing stores	4.4	2.3
Distribution center capacity and improvements	0.9	19.4
Purchase of previously leased stores	0.0	3.3
Total	$41.9	$49.3

(a) Assumes average inventory cost, excluding inventory in transit.